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                                                                 EXHIBIT 15








October 26, 1994




Orion Capital Corporation
600 Fifth Avenue
New York, New York

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Orion Capital Corporation and subsidiaries for the periods ended September 30, 1994 and 1993, as indicated in our report dated October 26, 1994; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, is incorporated by reference in Registration Statements No. 2-65348 on Form S-8 and S-16 relating to the Orion Capital Corporation 1976 and 1979 Stock Option Plans, No. 2-80636 on Form S-8 relating to the Orion Capital Corporation 1982 Long-Term Performance Incentive Plan, No. 2-63344 on Form S-8 relating to the Orion Capital Corporation Employees' Stock Savings and Retirement Plan and No. 33-53759 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP



Hartford, Connecticut





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